SHARE
DEALING
SHARE DEALING MANUAL

Share Dealing Standard

25 September 2023

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CONTENTS

		Page
1	The Unilever Share Dealing Standard (the "Standard")	3
	1.1 Purpose of the Standard	
	1.2 To whom the Standard applies	
	1.3 Responsibility for the Standard	
	1.4 Key contacts	
2	Obligations applicable to Board Directors and ULE members	5
	2.1 Provisions applicable to Board Directors and ULE members	
	2.2 Dealings and where notification is not required	
	2.3 When clearance is likely to be given	
	2.4 Notification and external reporting requirements	
	2.5 Applicable Law	
	2.6 Clearance and notification procedure	
3	Obligations applicable to GRRL members	11
	3.1 Provisions applicable to GRRL members	

3.2 Clearance procedure

3.3 Possession of Inside Information

4 Frequently Asked Questions 13

4.1 Frequently Asked Questions

5 Key terms used in the Standard 14

5.1 Frequently used terms

5.2 Closely Associated Persons

5.3 Dealings

5.4 Inside Information

Appendix 1: Clearance under Unilever Equity-based Incentive Schemes and other investment options

Appendix 2: Consequences of breaching the Preventing Insider Trading Code Policy and/or the Unilever Share Dealing Standard

Appendix 3: Clearance to Deal form

Appendix 4: Obligations of CAPs memo

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Section 1. Unilever Share Dealing Standard (the **"Standard")**

1.1 PURPOSE OF THE STANDARD

The purpose of this Standard is to set out the rules regarding dealing with Unilever PLC securities and those of its listed subsidiaries, seeking the related pre-clearances and complying with the associated notification procedures.

This Standard is issued under the UK Market Abuse Regulation ("UK MAR") and the Unilever Preventing Insider Trading Code Policy. Failure to comply with the Preventing Insider Trading Code Policy and this Standard is a serious disciplinary matter, which may lead to dismissal and in many cases, will also constitute a civil and/or criminal offence (see Appendix 2).

1.2 TO WHOM THE STANDARD APPLIES

The Standard applies to people falling within the following two groups:

A. Board Directors and ULE members during the period that the office is held and for 6 months thereafter and their Closely Associated Persons ("CAPs"); and

B. Unilever employees who have been informed they are on the Global Results Restricted List ("GRRL").

1.3 RESPONSIBILITY FOR THE STANDARD

This Manual is classified as a Unilever Standard. The Group Secretary is responsible for ensuring that this Standard is understood and complied with. Any deviation from this Standard or amendment to this Standard and its Appendices requires the prior approval of the Group Secretary. It is the responsibility of Corporate Secretaries to keep this Standard up to date and available on Inside Unilever. Should you have any queries on the contents of this Standard or otherwise on the policies or procedures to be followed, you should contact the Corporate Secretaries.

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Section 2. Obligations applicable to Board Directors and ULE members

2.1 PROVISIONS APPLICABLE TO BOARD DIRECTORS AND ULE MEMBERS

a) You may not deal in Unilever securities in Closed Periods and clearance must be obtained in advance for all dealings in Unilever securities as outlined in Section 2.6 in Open Periods.

b) You can only deal in Open Periods provided you are not in possession of any Inside Information.

c) You must not deal in Unilever securities based on short-term considerations.

d) You must keep confidential the fact that you have applied for clearance and, if clearance is refused, that must also be kept confidential.

e) You must advise your CAPs of their obligations under the UK MAR; these include seeking clearance before dealing in Unilever securities.

f) You must update Corporate Secretaries if your list of CAPs changes.

g) You must inform the Corporate Secretaries as soon as possible (and in any event within two working days of the transaction (as explained in Section 2.6 Step 4)) after you or one of your CAPs deals in Unilever securities.

h) If you want to deal in the securities of a Unilever listed subsidiary, you must first obtain clearance in advance of any dealing from the Group Secretary and also from the Company Secretary of the Unilever listed subsidiary.

i) Unilever listed subsidiaries may have their own share dealing codes to comply with the requirements of local stock exchange rules.

j) When requested, you must provide the Corporate Secretaries with details of your holdings of, and transactions in, Unilever securities or the securities of Unilever listed subsidiaries or other publicly traded companies.

2.2 DEALINGS AND WHERE NOTIFICATION IS NOT REQUIRED

Board Directors and ULE members (and their CAPs) must get clearance for any 'dealings' in Unilever shares. Dealings are defined very widely. Dealing means any type of transaction in Unilever securities, including purchases, sales, the exercise of options, the receipt of shares under share schemes, using Unilever securities as security for a loan or other obligation and entering into, amending or terminating any agreement in relation to Unilever securities.

In Section 5.3 you will find a more detailed, non-exhaustive list of transactions that are dealings which require notification to Unilever and the Financial Conduct Authority (FCA) in the UK under UK MAR.

There is no requirement to notify transactions to Unilever and the FCA under UK MAR in the following

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6 cases: • Where you are investing in: a) a unit or share in a collective investment undertaking (‘CIU’) in which the exposure to Unilever securities does not exceed 20% of the assets held by the CIU; b) a financial instrument which provides exposure to a portfolio of assets in which the exposure to Unilever securities does not exceed 20%; or c) in the cases of either a) or b) above, if you do not know, and could not know, the investment composition or exposure of such CIU or portfolio of assets in relation to Unilever securities and there is no reason to believe that such exposure is greater than 20%. • Transactions in Unilever securities executed by managers of a CIU where the manager of the CIU operates with full discretion and does not need to notify you when executing a transaction. If you are in any doubt about whether you need to seek clearance to deal or whether you have to notify, then you should ask the Group Secretary for guidance. 2.3 WHEN CLEARANCE IS LIKELY TO BE GIVEN Clearance is likely to be given where dealings take place during one of the Open Periods, provided the person wishing to deal is not in possession of any Inside Information at the time. Guidance as to whether clearance is likely to be given for transactions relating to Unilever equity-based incentive schemes, personal equity plans, individual savings accounts (ISAs) and dividend reinvestment plans is set out in Appendix 1 and any questions should be raised with the Group Secretary. If allowed by applicable rules and regulations, clearance may be given to a person to whom this Standard applies during a Closed Period on a case-by-case basis where it is the only reasonable course of action available (i.e., if the person is in severe financial difficulty or there are other exceptional circumstances). Clearance may be given for such a person to sell (but not to purchase) Unilever securities. • Severe financial difficulty is taken to mean a pressing financial commitment that cannot be satisfied otherwise than by selling Unilever securities. • An exceptional circumstance arises if the person is required by a court to transfer or sell Unilever securities or there is an overriding legal requirement to do so. 7 2.4 NOTIFICATION AND EXTERNAL REPORTING REQUIREMENTS The Corporate Secretaries will notify the relevant authorities of dealings carried out by Board Directors and members of the ULE and their respective CAPs. Such notifications need to be made promptly, but at least within three working days after the date of the transaction. Board Directors and members of the ULE, their respective CAPs are personally responsible for notifying transactions in Unilever PLC securities to the FCA and to the AFM (the Netherlands Authority for the Financial Markets). However, the Group Secretary is authorised to notify the FCA and the AFM on their behalf and will do so as soon as possible after being notified of transactions in accordance with Section 2.6, Step 4. 2.5 APPLICABLE LAW The general law, which is captured in Unilever’s Preventing Insider Trading Code Policy requires that Unilever employees and Directors must not: • buy or sell securities of Unilever or any other publicly traded company (including Unilever’s listed subsidiaries) when in possession of Inside Information relating to those securities (even if you believe you are not relying on it); • encourage anyone to buy or sell securities of any listed companies when they have Inside Information related to those securities; • pass Inside Information relating to Unilever to anyone within Unilever or outside Unilever, including family members or friends; and/or • spread false information or engage in other activities to manipulate the price of publicly listed securities. These prohibitions come from the Criminal Justice Act 1993 and the EU Market Abuse Regulation (“MAR”). MAR came into force in July 2016 and has been retained in UK legislation with some small changes following Brexit under the Market Abuse (Amendment) (EU Exit) Regulations 2019 and the EU (Withdrawal) Act 2018 (referred to in the UK context as UK MAR). MAR and UK MAR prohibit dealings by Board Directors and members of the ULE during Closed Periods and require notification procedures to be followed by Board Directors and members of the ULE (and their CAPs) when they deal in Unilever securities. If you have any queries about the legal position or believe you may be in possession of Inside Information, please contact the Group Secretary. 8 2.6 CLEARANCE AND NOTIFICATION PROCEDURE Process for obtaining clearance to deal in Unilever securities for Board Directors and ULE members. STEP 1 Request clearance to deal in Unilever securities for yourself or on behalf of your CAPs in one of two ways: 1. Fill out the clearance to deal form at Appendix 3 and send it by email to the Corporate Secretaries (see Section 1.4); or 2. Write to the Corporate Secretaries via email (see Section 1.4) including the following information about the trade: • Type of security (e.g. PLC Ordinary shares or PLC ADRs). • Nature of transaction (e.g. buying, selling, pledging). • Capacity in which dealing or seeking clearance (i.e., on behalf of self or on behalf of a CAP). • Reason for the dealing, if applicable. STEP 2 Corporate Secretaries will arrange for the clearance application to be considered by an appropriate person as set out below. DEALING BY: CLEARANCE TO BE OBTAINED FROM: Chairman CEO, or if not available, Senior Independent Director or the Group Secretary Chief Executive Officer Chairman, or if not available, Senior Independent Director or the Group Secretary Other Board Director Chairman or CEO, or if not available, CFO Group Secretary Chairman or CEO Members of the ULE (other than the Board directors) Group Secretary or CEO 9 STEP 3 If clearance is given, dealing must be made as soon as possible and must be completed within two working days (excluding the day on which clearance is given). Please note that the timelines for seeking clearance and dealing are based on the time zone in the UK. Please ensure that you take this into account if you are located in another time zone. A working day is defined in UK MAR as a day other than: − a Saturday or Sunday; − Christmas Day or Good Friday; or − a day which is a bank holiday in England and Wales under the Banking and Financial Dealings Act 1971. If you trade via Computershare or Fidelity you will be asked to confirm that you have the appropriate clearance. New clearance must be sought if the dealing is not completed within this period. Any dealing must be completed before the beginning of the next Closed Period. HOW TO DEAL ULE members must complete their dealings with Computershare via EquatePlus (Computershare’s dealing platform) or over the phone. The relevant numbers and office hours are provided below, and Reward (see Section 1.4) will be able to assist if you are not able to connect with Computershare. UK: +44 (0) 344 472 6002 Outside the UK: +44 (0) 117 378 5201 8am – 5pm GMT STEP 4 Board Directors, ULE members and their CAPs must confirm IMMEDIATELY (but in any event within two working days), via an email to the Corporate Secretaries (see Section 1.4), when the transaction has (or has not) taken place. The reporting obligation also applies to Unilever securities carried out by persons professionally arranging or executing transactions or by another person on your or your CAP’s behalf, even where the manager or trustee has full discretion. Unilever Directors and members of the ULE

10 must notify the Corporate Secretaries if they have transferred the management of their Unilever securities to an investment manager and must authorise the investment manager to report directly to the Corporate Secretaries (see Section 1.4) of any dealings in Unilever securities. To allow Unilever to make the notification (on your behalf) to the financial regulators within the mandatory three working days after the date of the transaction, you must notify Unilever in writing (via email to the Corporate Secretaries, see Section 1.4) as soon as possible but no later than two working days after the date of the transaction with the following information about the transaction. The following details about the trade must be provided to the Corporate Secretaries: a) Type of security (PLC ordinary shares or PLC ADRs); b) Nature of transaction (e.g. buying, selling, pledging); c) Number of shares traded; d) Price per share; e) Date and place of the transaction; and f) Name of person dealing and capacity in which dealt (e.g. self, CAP). 11 Section 3. Obligations applicable to GRRL members 3.1 PROVISIONS APPLICABLE TO GRRL MEMBERS a) You may not deal in Unilever securities in Closed Periods (except in exceptional circumstances as outlined in Section 2.3). b) You can deal in Open Periods without clearance provided you are not in possession of any Inside Information. c) You must not deal in Unilever securities based on short-term considerations. d) If you need to request clearance to deal, clearance must be obtained in advance of such dealings in Unilever securities as outlined in Section 3.2. e) Unilever listed subsidiaries may have their own share dealing codes to comply with the requirements of local stock exchange rules and you must comply with the share dealing codes of such Unilever listed subsidiaries and their local stock exchange rules. f) When requested, you must provide the Corporate Secretaries with details of your holdings of, and transactions in, Unilever securities or the securities of Unilever listed subsidiaries or other publicly traded companies. 3.2 CLEARANCE PROCEDURE Clearance is not needed in an Open Period. Dealing in a Closed Period will only be permitted in exceptional circumstances. In such cases, the process for obtaining clearance to deal in Unilever securities is set out below. STEP 1 Request clearance to deal in Unilever securities by a GRRL member in a Closed Period: Write to the Corporate Secretaries via email (see Section 1.4) including the following information about the trade: • Nature of transaction (e.g. buying, selling, pledging). • Type of security (e.g. PLC Ordinary shares or PLC ADRs). • Capacity in which dealing or seeking clearance (i.e., on behalf of self or on behalf of a CAP). • Detailed explanation of the exceptional circumstances. 12 STEP 2 Corporate Secretaries will arrange for your clearance to deal application to be considered by the Group Secretary. STEP 3 If clearance is given, dealing must be made as soon as possible and must be completed within two working days (excluding the day on which clearance is given). Please note that the timelines for seeking clearance and dealing are based on the time zone in the UK. Please ensure that you take this into account if you are located in another time zone. A working day is defined in UK MAR as a day other than: − a Saturday or Sunday; − Christmas Day or Good Friday; or − a day which is a bank holiday in England and Wales under the Banking and Financial Dealings Act 1971. New clearance must be sought if the dealing is not completed within this period. Any dealing must be completed before the beginning of the next closed period. HOW TO DEAL Individuals who are on the GRRL must complete their dealings using their EquatePlus account. Please refer to the User Guide with FAQs for further information. 3.3 POSSESSION OF INSIDE INFORMATION If you are in possession of Inside Information, the law relating to insider dealing will apply (see Section 2.5). Please also refer to the Preventing Insider Trading Code Policy and see Appendix 2 on the consequences of breaching the rules on insider dealing. The Preventing Insider Trading course is also available for further training and information. 13 Section 4. Frequently Asked Questions 4.1 FREQUENTLY ASKED QUESTIONS a) How will I know if Unilever is in an Open or Closed Period? Corporate Secretaries will inform you by email of forthcoming Open Periods and Closed Periods. Whilst it is your responsibility to ensure you only deal when you do not have Inside Information, Corporate Secretaries will inform you if they are aware you have access to Inside Information and will place you on a restricted project list for that purpose. b) How will I know if I have Inside Information? Whilst it is your responsibility to ensure you only deal when you do not have Inside Information, Corporate Secretaries will inform you if they are aware you have access to Inside Information and will create a restricted project list for that purpose. Please refer to Section 5.4 for further information on Inside Information. c) What is meant by ‘short-term considerations’ in relation to dealing in Unilever securities? Generally, Unilever securities should not be sold within one year of purchase and purchases should not be made within one year of any sale. d) What are my obligations in relation to my CAPs? (For Board Directors and ULE members only) You must: • take reasonable steps to prevent any dealings in Unilever securities by or on behalf of your CAPs on considerations of a short-term nature; • advise your CAPs that the Standard applies to them as they are a CAP; • advise your CAPs of the Closed Periods during which they should not deal in Unilever securities; and • advise your CAPs that they must seek clearance (via their Board Director or member of the ULE) before dealing in Unilever securities.

Section 5. Key terms used in the Standard

5.1 FREQUENTLY USED TERMS

- CAP: Closely Associated Person (see Section 5.2).
- Closed Period: the period of 30 days in advance of any quarterly Unilever results announcement.
- Corporate Secretaries: Sarah Woodhouse (see Section 1.4).
- FCA: Financial Conduct Authority in the UK.
- Group Secretary: Maria Varsellona (see Section 1.4).
- GRRL: the Global Results Restricted List.
- Inside Information: See Section 5.4.
- Open Period: the period from the day of any Unilever quarterly results announcement to the start of the next Closed Period.
- ULE: the Unilever Leadership Executive.

5.2 CLOSELY ASSOCIATED PERSONS

Certain obligations of UK MAR also apply to Closely Associated Persons of Unilever Directors and members of the ULE. Please note that UK MAR does not impose these obligations on CAPs of other Unilever employees who are on the GRRL. CAPs are:

Family Relationship	CAP
Husband/wife/civil partner	Yes
Husband/wife/civil partner (separated but not yet divorced)	Yes
Ex-husband/wife/civil partner (after divorce finalised)	No
Live-in partner or live-out partner	No
Child/step-child under 18 and unmarried/no civil partner	Yes
Child/step-child under 18 who is married or has a civil partner and does not live at home	No

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Live-in relative (e.g. elderly aunt, grandchild, adult child or married child under 18) who has shared the same address for 1 year or more on the date of the transaction concerned	Yes
Live-in non-relatives (e.g. au pair, lodger)	No
Other relatives who don't share an address (parents, siblings, in-laws etc)	No
Corporate Relationship	CAP
Corporate body, trust or partnership: - of which you or one of your CAPs discharges the managerial responsibilities - which is directly or indirectly controlled by you or one of your CAPs - set up for your or your CAPs benefit - the economic interests of which are substantially equivalent to those of you or your CAPs	Yes
Corporate body of which you or one of your CAPs hold at least 20% of shares or voting rights (but not control)	No

5.3 DEALINGS

Dealing means any type of transaction in Unilever securities, including purchases, sales, using Unilever securities as security for a loan or other obligation and entering into, amending or terminating any agreement in relation to Unilever securities.

The following is a non-exhaustive list of transactions that are dealings for the purposes of notification to Unilever and the FCA under UK MAR:

- buying or selling Unilever shares;
- transactions in Unilever shares carried out on your (or your CAP's) behalf (e.g. by trustees of a family trust);
- selling shares to cover the tax when you receive shares under one of the Unilever's share plans;
- buying shares under a dividend re-investment plan;
- cashing out an award;
- pledging any Unilever shares as security for a loan or other borrowing;
- giving or receiving a gift of shares including to or from your spouse or civil partner;
- inheriting shares;
- your (or your CAP's) dealings in units or shares in a collective investment undertaking or a portfolio of assets which has an exposure to Unilever shares or debt instruments of more than 20%; and

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SHARE DEALING MANUAL

- dealings in Unilever shares or debt instruments by a collective investment undertaking (for example a UCITS, or an Alternative Investment Fund), in which you or your CAP have invested, but only where you/your CAP have a say in investment decisions and not where the manager has complete discretion.

Other transactions in Unilever shares carried out by other persons on your behalf – e.g. trustees of a family trust of which you are a beneficiary (whether or not you can tell them what to invest in and when) must be notified. This applies also to transactions on behalf of your CAPs.

You cannot net off transactions in your notifications. So, if you buy some shares and sell others, you must notify both the sale and the purchase in full.

If you are in any doubt about whether you have to notify, then you should ask the Group Secretary guidance.

5.4 INSIDE INFORMATION

Inside information is defined as:

- information of a precise nature;
- which has not been made public;
- relating, directly or indirectly, to one or more financial instruments of Unilever; and
- which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of related derivative financial instruments.

Information is likely to have a "significant effect" on price if it is information of a kind which a reasonable investor would be likely to use as part of the basis for their investment decisions.

It is the responsibility of the Disclosure Committee to determine whether Unilever's quarter or full year results or any other information is considered Inside Information by Unilever PLC.

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SHARE DEALING MANUAL

Appendix 1 - Dealings in Unilever Securities, Unilever equity-based incentive schemes and other investment options

A. General

1. Board Directors and members of the ULE (either on their own behalf, or on behalf of their CAPs) are required to gain clearance to deal in Unilever securities on all occasions except as expressly set out below.

2. Unilever employees on the GRRL are not required to gain clearance to deal in Unilever securities during an Open Period provided you are not in possession of Inside Information. It is not possible for Unilever employees on the GRRL to deal in a Closed Period except in exceptional circumstances as discussed in Section 3.2.

Action	Is Clearance required by a Board Director or ULE member?	Is Clearance likely?
Transfer of Unilever securities from one account in a person's name to another account in that person's name	No in Open Periods Yes in Closed Periods	n/a Yes
Transfer of Unilever securities from one account in a person's name to a joint account (e.g. with the person's partner)	Yes	Open Period only
Transfer of Unilever securities from one account in a person's name to their CAP	Yes	Open Period only
Sale of Unilever securities by a CAP	Yes	Open Period only
Using Unilever securities as security (for instance in connection with any personal borrowing arrangement), or granting a charge, lien or other encumbrance over any Unilever securities*	Yes	Open Period only

* N.B. Any Board Director or member of the ULE who is considering using their Unilever securities as security should discuss this with the Group Secretary prior to seeking clearance. Depending on the terms of the security you may be asked, as a condition to receiving clearance, to give an assurance that you have the continuing financial capacity to repay any underlying loan or potential margin call without having to sell the Unilever securities. Board Directors and members of the ULE using Unilever securities as security would require disclosure to the relevant authorities as well as a stock exchange announcement in the UK.

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B. Limit Orders and Trading Plans

Board Directors and members of the ULE are required to gain clearance to set up a Limit Order and/or a Trading Plan during an Open Period and are not permitted to set up a Limit Order and/or a Trading Plan during a Closed Period.

Unilever employees on the GRRL are not required to gain clearance to set up a Limit Order and/or a Trading Plan during an Open Period and are not permitted to set up a Limit Order and/or a Trading Plan during a Closed Period.

If you are in doubt as to whether you need to seek clearance please contact the Group Secretary.

C. Global employee share plans, Performance Share Plan, Management Co-Investment Plan, NA Management Co-Investment Program*, U.S. Deferred Compensation Program, NA Restricted Stock Award Program*, SERA Pension Buy-Out in Unilever securities and any other Unilever local employee Share Plans

The application to join an employee share plan, exercise of any options under it and the sale of Unilever securities within the plan can constitute dealings and require clearance under Section 2.6 or Section 3.2 as applicable. If you are in doubt as to whether you need to seek clearance please contact the Corporate Secretaries.

*NA equity programs are all governed by the Unilever North America Omnibus Equity Compensation Plan.

D. Unilever securities in Individual Savings Accounts (ISAs)

Board Directors and members of the ULE are required to gain clearance to set up an ISA during an Open Period and are not permitted to set up an ISA during a Closed Period.

Unilever employees on the GRRL are not required to gain clearance to set up an ISA during an Open Period and are not permitted to set up an ISA during a Closed Period.

Where relevant these provisions also apply to Unilever PLC shares in existing Personal Equity Plans in the United Kingdom.

Please contact the Corporate Secretaries if you have any questions.

E. Unilever PLC Dividend Re-investment Plan and UK ShareBuy and Share Incentive Plans

The application to join a Unilever PLC Dividend Re-Investment Plan, the sale of Unilever securities within it and a decision to close such a plan can be considered dealing and may require clearance in accordance with Sections 2.6 and 3.2 as applicable. Please contact the Corporate Secretaries if you have any questions.

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Appendix 2 - Consequences of breaching the Preventing Insider Trading Code Policy and the Unilever Share Dealing Standard

- The consequences of a breach of the prohibitions set out in the Preventing Insider Trading Code Policy and the Unilever Share Dealing Standard will depend on the country in and/or from which the breach takes place.
- Dismissal, as a possible Unilever sanction, is applicable for a breach.
- The possible consequences of a breach in the United Kingdom are set out below. Note that the consequences of breaching the relevant UK laws are equally relevant to any Unilever employee who possesses Inside Information, even if they have not been identified as a Board Director, a member of the ULE or a Unilever employee on the GRRL.
- The consequences of a breach in other countries will depend on applicable law in those jurisdictions.

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CONSEQUENCES OF A BREACH IN THE UK	
Sanction	Details
Civil Fine	The Financial Conduct Authority (FCA) may impose an unlimited fine on individuals. The minimum fine will be the greater of: • A percentage (between 0% and 40%, depending on the seriousness of abuse) of an individual's total gross employment benefits for the period that the market abuse was committed; • A multiple (between 0 and 4 times) of the profit made or loss avoided as a direct result of the breach; and • £100,000 (in serious cases of market abuse).
Public Statement	The FCA may make a public statement that the individual concerned has committed a breach of the prohibitions.
Injunction / Freezing Order	The FCA may apply to the court for: • An injunction to restrain a threatened or continued breach; • An injunction requiring a person to take steps to remedy the breach; or • A freezing order preventing the person from selling (or otherwise dealing with) assets if that person has committed or may commit a breach.
Order to repay benefits	The FCA may apply to the court for an order to repay benefits (either the sum of the profits the person has accrued or the amount of the victims' loss).
Payment of compensation	The FCA may require the payment of compensation to victims.
Imprisonment and/or criminal fine	The penalty for the criminal offence of insider dealing is up to ten years imprisonment and/or an unlimited fine. Alternatively, the FCA may decide to issue a formal caution rather than prosecute an offender.
Suspension	The FCA may impose: • A temporary prohibition on the individual acquiring or disposing of financial instruments; • A permanent prohibition on the individual taking decisions about the management of an investment firm; and/or • A suspension, limitation or other restriction in relation to the carrying on of a regulated activity for up to 12 months.

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Appendix 3 – Clearance to Deal form

To be signed by a person wishing to deal in Unilever PLC shares in accordance with the Share Dealing Standard (the "Standard"). Please send a signed copy of this form to the Corporate Secretaries (see Section 1.4).

Unilever PLC – Dealing in Unilever shares

Name: [•]

Address: [•]

TYPE OF SECURITY	*Unilever PLC ordinary shares or ADRs*	[•]
NATURE OF TRANSACTION	*A sale, purchase, pledge etc.*	[•]
CAPACITY IN WHICH SEEKING CLEARANCE	*PDMR, on behalf of a CAP (If a CAP, please specify relationship to the PDMR), or GRRL member*	[•]
REASON FOR DEALING	*If applicable, provide further detail on the reason for dealing*	[•]

I am not in possession of any Inside Information (as defined in the Standard) relating to the above Unilever shares. If this should change at any time before the transaction, I undertake not to proceed with the transaction.

I undertake to deal as soon as possible after clearance has been given, and in any event within two working days (as defined in the Standard) of clearance being received. I understand that this clearance to deal is no longer valid beyond that time. I will submit notification of the dealing to the Corporate Secretaries as soon as possible and in any event no later than two working days after the transaction takes place.

Signed………………………………………… Dated: …………………………………………

CLEARANCE TO DEAL (to be completed by the Corporate Secretaries)

Clearance has been granted, for ……………………………………………… to carry out the above transaction on the basis that it is completed no later than close of business on ……………………………..……..

Signed……………………………………… Dated…………………………………

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22 Appendix 4 – CAP obligations memo Dealings in Unilever PLC securities: your obligations You are receiving this document because you are a closely associated person (CAP) of a person discharging managerial responsibilities (PDMR) of Unilever PLC (Unilever). This means that you have an obligation under the market abuse rules to make notifications if you deal in Unilever securities. It is important that you understand your obligations as the Financial Conduct Authority (FCA) has the power to impose unlimited fines and other sanctions on individuals who breach these rules. Who is a person discharging managerial responsibilities (PDMR)? A PDMR is a person who is: • a Director of Unilever; or • a senior manager of the company who has regular access to inside information and the power to make managerial decisions, which includes the Unilever Leadership Executive (ULE). You are receiving this memo because you are a closely associated person (CAP) of a PDMR. What does being a closely associated person mean? The law lists the closely associated persons of a PDMR. They include: • a spouse or civil partner; • children or step children under the age of 18 who are unmarried and not in a civil partnership; • any relative (not including a girlfriend or boyfriend) who has shared the same household as you for at least one year on the date of the relevant transaction; or • any entities managed or controlled by a PDMR or CAP, or run for the benefit of a PDMR or CAP. What transactions need clearance to deal and must be notified? The following broad types of transaction are caught – any buying, selling, subscription or exchange of any shares in Unilever or any financial instruments of Unilever or related financial instruments such as options. Buying or selling include transactions where you do not play an active role, such as gifts, inheritance and donations. Transactions undertaken by a professional or another person on your behalf are also included, even where the third party is exercising discretion on your behalf (for example, trustees of a family trust of which you are a beneficiary, or your fund manager). You do not need to seek clearance to deal and make a notification about: − your dealings in units or shares in a collective investment undertaking or a portfolio of assets which has an exposure to Unilever shares or debt instruments of 20% or less; and As a closely associated person of a person discharging managerial responsibilities you must seek clearance to deal in Unilever securities and notify your dealings in Unilever securities to Unilever and the FCA. This must be done within two working days of the dealing taking place. Your PDMR will seek clearance to deal on your behalf and Unilever will make the notification to the FCA on your behalf. 23 − dealings in the Unilever shares or debt instruments by a collective investment undertaking (for example a UCITS, or an Alternative Investment Fund), in which you have invested, but only where you have no say in investment decisions and the manager has complete discretion. What are my obligations? If you would like to deal in Unilever securities, you must seek clearance to deal in advance. Your PDMR will do this on your behalf. If you receive clearance to deal, you must conduct the dealing within two working days. Once your dealing has taken place, notifications must be made to the Group Secretary of Unilever promptly and within two working days (working days are days on which the London Stock Exchange is open for trading). Your PDMR will notify the Group Secretary on your behalf and Unilever will make the necessary notification to the FCA on your behalf. There are very strict deadline requirements imposed by the FCA so it is very important that you inform your PDMR immediately upon dealing in Unilever securities. Please also note that the deadlines specified in this document refer to UK time zones, which will need to be taken into account if you are located outside the UK on a different time zone. If you have any questions, you can contact the Group Secretary, Maria Varsellona (maria.varsellona@unilever.com).